HCFP/Brenner Securities, LLC

888 Seventh Avenue, 17 Floor

New York, N.Y.  10106

As of February 1, 2007

Juniper Content Corporation

56 W. 45th Street – Suite 805

New York, NY 10036

Attention:

Stuart B. Rekant

Chairman and Chief Executive Officer

Re:  Merger and Acquisition Advisory Agreement

Gentlemen:

This letter agreement (the “Merger and Acquisition Advisory Agreement” or “M&A Agreement”) will confirm the arrangements, terms and conditions pursuant to which HCFP/Brenner Securities, LLC (“Advisor” or “HCFP”) has been retained to serve as the non-exclusive financial advisor to Juniper Content Corporation (the “Company”) in connection with proposed Transactions (as defined in Paragraph 3 below) during the Term (as defined in Paragraph 2 below).  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree to the following terms and conditions:

1.

Duties of Advisor.  The Company retains HCFP as its non-exclusive merger and acquisition advisor with respect to proposed Transactions pursuant to which HCFP will (i) perform a financial analysis of any entity targeted by the Company in a proposed Transaction (a "Target"); (ii) counsel the Company as to strategy and tactics for negotiating with the Target and, if requested by the Company, participate in negotiations with the Target with respect to, among other things, the definitive agreement with Target with respect to the Transaction (“Transaction Agreement”); and (iii) assist and advise the Company with respect to the pricing, financing, form and structure of any Transaction, all when requested by the Company from time to time, during normal business hours and upon reasonable notice.  These services shall be rendered by HCFP without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as HCFP may reasonably determine.  HCFP shall make available such time as it, in its sole and reasonable discretion, shall deem appropriate for the performance of its obligations under this M&A Agreement.

2.

Term.  The term of HCFP’s engagement hereunder shall be for a period of one year (or such longer period as may be agreed to by the parties in writing from time to time) commencing on February 1, 2007 (the “Term”).  The "Residual Period" shall extend for twelve months after the date of the expiration of the Term.  Notwithstanding anything to the contrary contained herein, (i) the Term shall end prior to January 31, 2008 if and on such date that Mr. Ira Greenspan ceases to be actively involved in the day-to-day operations of HCFP (“Early Termination Date”); (ii) there shall be no “residual Period” in the event of such earlier termination, except with respect to any and all Transactions for which the Company has executed a Transaction Agreement prior to the Early Termination Date; and (iii) the provisions concerning confidentiality, indemnification and the Company's obligations to pay fees and reimburse expenses contained herein and in the Indemnification Provisions (as hereinafter defined) shall survive the expiration of this Agreement.

3.

Definitions. For the purposes of this M&A Agreement:

(a)

The "Company" shall mean the Company and, where appropriate, its affiliates, and any entity formed by the Company for purposes of effecting a Transaction.

(b)

"Transactions" means any transaction, transactions or series of related transactions which results, directly or indirectly, in the transfer to the Company of control of, or a material interest in another entity, or the merger of the Company with another entity, or Transaction shall mean any transaction or series of related transactions which result in obtaining a strategic partner for the Company, the strategic merger or combination of the Company, or sale of substantially all of the assets or stock of the Company; provided, however, that Transactions shall include only those transactions on which the Company seeks Advisor’s assistance.

(c)

The "Transaction Date" means the date of the closing of a Transaction.

(d)

"Consideration" means the aggregate value, whether in cash, securities or other property, paid or payable directly or indirectly (in escrow or otherwise) in connection with a Transaction, including the amount of indebtedness for borrowed money assumed by the Company.  If any part of the Consideration payable in a Transaction are contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of HCFP relating to such consideration shall be payable to HCFP upon the payment of such Consideration.

4.

Compensation and Expense Reimbursement.  As compensation for the services rendered by HCFP hereunder, the Company shall pay to HCFP the following:

(a)

Upon execution of this M&A Agreement, the Company shall pay to HCFP a non-refundable payment of Seventy Five Thousand Dollars ($75,000) (the "Non-Refundable Fee").  Up to 50% of the Non-Refundable Fee (the “Potentially Deductible Fee”) may be deducted from the Transaction Fees (defined below) payable to HCFP pursuant to paragraph 4(b) below, at the rate of Twelve Thousand Five Hundred Dollars ($12,500) per each of the first three Transactions consummated.  The balance of the Non-Refundable Fee and, in the event that less than three Transactions for which Transaction Fees are payable to HCFP hereunder are consummated, that portion of the Potentially Deductible Fee that is not deducted from Transaction Fees in accordance with the foregoing, will be kept by HCFP to compensate it for its time and effort in providing services hereunder.

(b)

For each Transaction that is consummated: (i) during the Term; or (ii) during the Residual Period, then the Company shall pay to HCFP, in accordance with the formula set forth below, a transaction fee (the "Transaction Fee") based on the Consideration paid or payable in such Transaction.  The Transaction Fee to be paid to HCFP will be paid on the Transaction Date, by certified check, in the following amounts:

•

5% of the first $5.0 million of the Consideration;

•

4% of the Consideration in excess of $5.0 million and up to $6.0 million;

•

3% of the Consideration in excess of $6.0 million and up to $7.0 million;

•

2% of the Consideration in excess of $7.0 million and up to $8.0 million; and

•

1% of any Consideration in excess of $8.0 million.

(c)

HCFP shall be promptly reimbursed upon request from time to time for all reasonable out-of-pocket expenses incurred by it in connection with the rendering of services hereunder; provided however, that HCFP shall not incur out-of-pocket expenses greater than $2,500 in the aggregate without the prior approval of the Company.

(d)

The fees set forth herein shall be solely for the services set forth in paragraph 1 above and shall be in addition to (i) the fees payable to HCFP pursuant to the non-exclusive financial advisory agreement between the parties dated as of the date hereof (the “General Advisory Agreement”), the terms of which fees have been agreed to by the parties in the General Advisory Agreement, (ii) the fees that will be payable to HCFP with respect to a Transaction Financing (defined below), as set forth in Paragraph 5 below, (iii) fees payable in the event the Company requests HCFP to provide a fairness opinion in connection with a Transaction the terms of which additional fees shall be set forth in a separate written agreement between the parties prior to HCFP’s rendering of an opinion, or (iv) providing other services to the Company not specifically contemplated by Paragraph 1 of this M&A Agreement or Paragraph 1 of the General Advisory Agreement, the terms of which additional fees shall be set forth in a separate written agreement between the parties prior to HCFP’s rendering of such services.

5.

Transaction Financing.  During the Term, HCFP shall have the right (“Management Right”) to serve as managing underwriter, managing placement agent or managing arranger for any financing to be undertaken in connection with any Transaction by the Company or any subsidiary or successor of the Company with aggregate gross proceeds of less than $25,000,000 (each, a “Proposed Financing”) on terms then competitive in the market for transactions of such type.  For any financing for which HCFP would be entitled to the Management Right but for the fact that its gross proceeds are $25 million or more, HCFP shall be entitled to (i) act as a co-managing underwriter, co-managing agent or co-managing arranger for such financing (“Co-Manager”) or at such other level as HCFP shall reasonably elect and (ii) assist the Company in identifying, selecting and negotiating with the lead underwriter, agent or arranger for such financing.

6.

Information.  The Company shall furnish, or cause to be furnished, to HCFP all information requested by HCFP for the purpose of rendering services hereunder (the "Information").  The Company recognizes and confirms that HCFP: (i) will use and rely on the Information and on information available from generally recognized public sources in performing the services contemplated by this M&A Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any of the assets or liabilities of any of the Targets.  HCFP shall keep the Information confidential and not disclose same without the Company’s consent, except as may be required by law.

7.

Indemnification.   The Company agrees to the indemnification and other agreements set forth in Exhibit A attached hereto, the provisions of which are incorporated by reference and shall survive the termination or expiration of this M&A Agreement.

8.

Relationship.  Nothing herein shall constitute Advisor as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon in writing for a particular purpose.  Except as might hereinafter be expressly agreed, Advisor shall not have the authority to obligate or commit the Company in any manner whatsoever.

9.

Confidentiality.  Except as required by law, neither the Company nor HCFP shall disclose (except to their respective accountants and attorneys), without specific consent from the other party, any information relating to this M&A Agreement, or any financial advisory services provided by HCFP hereunder, including without limitation, the existence of this M&A Agreement.  Any advice rendered by HCFP pursuant to its engagement hereunder shall also be treated as confidential by the Company and any party to whom the Company discloses such advice, and shall not be disclosed publicly in any manner without the prior written consent of HCFP.  Without prior consultation with HCFP, the Company shall not make any legally required disclosure of such advice nor make any legally required public announcement or filing in which HCFP's name appears.

10.

Assignment.  This M&A Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may not be unreasonably withheld by the party whose consent is required.

11.

Severability.  If any term, provision, covenant or restriction contained in this M&A Agreement, including Exhibit A hereto, is held by a court of competent jurisdiction or other authority to be invalid, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this M&A Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated

12.

Survival.  The provisions set forth in Paragraphs 4, 5, 6, 7, 9 and 14, if applicable, shall survive any termination of Advisor or of this M&A Agreement.

13.

Amendment.  This M&A Agreement may not be amended or modified except in writing signed by each of the parties.

14.

Governing Law.  This M&A Agreement shall be deemed to have been made and delivered in New York City, and both this M&A Agreement and the services contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New York.  Each of Advisor and the Company (a) agrees that any legal suit, action, or proceeding arising out of or relating to this M&A Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waives any objection which it may have now or hereafter to the venue of any such suit, action, or proceeding, and (c) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  Each of Advisor and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action, or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding, and service of process upon Advisor mailed by certified mail to Advisor's address shall be deemed in every respect effective service of process upon Advisor in any such suit, action, or proceeding.

HCFP is delighted to accept this engagement and looks forward to working with you.  Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, together with a check made payable to HCFP in the amount of Seventy-Five thousand Dollars ($75,000) in payment of the Non-Refundable Fee in accordance with the provisions of Paragraph 4(a) above, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

HCFP/BRENNER SECURITIES, LLC

By: /s/ Avi Lipsker

Name: Avi Lipsker

Title:   Managing Director

AGREED AND ACCEPTED AS OF THE

DATE FIRST ABOVE WRITTEN:

JUNIPER CONTENT CORPORATION

By: /s/ Stuart B. Rekant

Name:  Stuart B. Rekant

Title:     Chairman and Chief Executive Officer